Exhibit 99.B(a)(25)

ING MAYFLOWER TRUST

CERTIFICATE OF AMENDMENT OF DECLARATION OF TRUST

Effective: November 20, 2009

The undersigned, being a majority of the Trustees of ING Mayflower Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article V, Section 5.13 and Article VIII, Section 8.3 of the Declaration of Trust dated August 18, 1993, as previously amended (the “Declaration of Trust”) of the Trust, hereby amend the Declaration of Trust to permit the Trustees to reclassify, reorganize, recapitalize or convert any issued or unissued Shares of any class of any Series of the Trust into Shares of one or more other classes:

1.     Section 5.13 of the Declaration of Trust is hereby amended to incorporate new sub-section 5.13(e) to read in its entirety as follows:

“To the extent that such action would not, in the opinion of the Trustees, adversely affect the interests of the Shareholders involved, the Trustees shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Shareholders, to reclassify, reorganize, recapitalize or convert any issued or unissued Shares of any class into Shares of one or more other classes, and to take such other action with respect to the Shares as the Trustees may deem desirable.”

IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment of Declaration of Trust this 13th day of October, 2009.

/s/ Colleen D. Baldwin	/s/ J. Michael Earley
Colleen D. Baldwin, as Trustee	J. Michael Earley, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Robert W. Crispin	/s/ Sheryl K. Pressler
Robert W. Crispin, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent
Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee

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